UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 26, 2016

Independent Bank Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400
McKinney, TX 75069-3257
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 26, 2016, Independent Bank Group, Inc. (“IBG”), entered into Change in Control Agreements (the “Change in Control Agreements”) with David R. Brooks, our Chairman and Chief Executive Officer, Daniel W. Brooks, our Vice Chairman and Chief Risk Officer, Brian E Hobart, our Vice Chairman and Chief Lending Officer, and Michelle S. Hickox, our Executive Vice President and Chief Financial Officer (each individually, the “Executive”). On such date, IBG also entered into an Employment Agreement, which also includes certain change in control provisions (the “Employment Agreement”), with Torry Berntsen, our President.
Each of the Change in Control Agreements provides, among other things, that if, within twelve months following the occurrence of a Change in Control of IBG (as defined in IBG’s 2013 Equity Incentive Plan (the “Plan”)), (a) IBG terminates the Executive’s employment without Cause (as defined in the applicable Change in Control Agreement) or the Executive terminates his or her employment for Good Reason (as defined in the applicable Change in Control Agreement) and (b) the Executive signs and allows to become effective a general release of all known and unknown claims, in favor of IBG and its affiliates, then (i) the Executive will be entitled to a lump sum cash payment in an amount equal to three times the sum, for David R. Brooks, or two times the sum, for Daniel W. Brooks, Brian E. Hobart and Michelle S. Hickox, of (x) the Executive’s current annual base salary, plus (y) the Executive’s target total annual bonus for the year of termination, (ii) all of Executive’s unvested grants of restricted stock will become vested and will no longer be subject to restriction or forfeiture, and (iii) Executive shall continue to be a participant in the Independent Bank Survivor Benefit Plan such that, upon Executive’s death and provided certain thresholds are met, the Company will pay to the Executive’s beneficiary, as a survivor benefit, a single lump sum cash payment equal to the Executive’s annual base salary in effect on the date of the termination of the Executives’ employment. Each of the Change in Control Agreements provides further that the amount of payments and benefits payable to the Executive is subject to reduction to the extent necessary to ensure that such amount does not constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “IRC”).
The Employment Agreement provides that IBG will employ Mr. Berntsen as President through December 31, 2020 (the “Term”), overseeing the Company’s investment banking, correspondent banking, rating agency and other similar type financial institution relationships, managing institutional investor relations, working with the Company’s CFO on capital market transactions and earnings reporting, and serving on various committees of the Company and Independent Bank. The Employment Agreement allows Mr. Berntsen to provide services to Vincent Viola related entities and personal interests. Pursuant to the Employment Agreement, IBG will continue to pay to Mr. Berntsen his annual base salary in effect as of the date of the Employment Agreement through December 31, 2016, and will pay an annual incentive cash bonus for 2016 on or before January 31, 2017. Beginning January 1, 2017, and continuing through the Term of the Employment Agreement, IBG will pay to Mr. Berntsen an annual base salary of $300,000.00 in equal installments pursuant to IBG’s standard payroll policies. Pursuant to the Employee Agreement, IBG will grant and issue to Mr. Berntsen a number of shares of IBG common stock determined by dividing the yearly dollar amounts as set forth in the Employment Agreement (ranging from $220,000 for the period ending January 31, 2017, to $110,000 for each subsequent anniversary period ending January 31, 2018, 2019 and 2020, and December 31, 2020) by the market price per share of IBG common stock on the actual date of the grant. The Employment Agreement provides that Mr. Berntsen will also be entitled to participate in IBG’s (i) group health plan, (ii) group disability insurance plan, (iii) life insurance benefits, (iv) 401(k) plan benefits, and (v) other benefits consistent with those provided by IBG to other officers of similar positions with IBG, and IBG will reimburse Mr. Berntsen for reasonable and necessary out-of-pocket business expenses in the course of performing his duties and rendering services under the Employment Agreement.
The Employment Agreement further provides that if, within twelve months following the occurrence of a Change in Control of IBG as defined in the Plan, (a) IBG terminates the Mr. Berntsen’s employment without Cause (as defined in the Employment Agreement) or the Mr. Berntsen terminates his employment for Good Reason (as defined in the Employment Agreement) and (b) the Mr. Berntsen signs and allows to become effective a general release of all known and unknown claims in favor of IBG and its affiliates, then (i) Mr. Berntsen will be entitled to a lump sum cash amount equal to the greater of (x ) the aggregate unpaid base salary amount payable to Mr. Berntsen through the end of the Term, plus an amount of cash equal to the aggregate amount for all grants of restricted stock that have not yet been made pursuant to the Employment Agreement (the “Aggregate Stock Grant Cash Amount”) or (y ) the aggregate base salary amount for two years, plus the Aggregate Stock Grant Cash Amount, and (ii) Mr. Berntsen shall continue to be a participant in the Independent Bank Survivor Benefit Plan such that, upon Mr. Berntsen’s death and provided certain thresholds are met, the Company will pay to Mr. Berntsen’s beneficiary, as a survivor benefit, a single lump sum cash payment equal to Mr. Berntsen’s annual base salary in effect on the date of the termination of Mr. Berntsen’s employment. The Employment Agreement further provides that the amount of payments and benefits payable to Mr. Berntsen is subject to reduction to the extent necessary to ensure that such amount does not constitute a “parachute payment” as defined in Section 280G of the IRC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 27, 2016
INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
Name:	David R. Brooks
Title:	Chairman of the Board and Chief Executive Officer